Exhibit 10.13

UNSECURED INDEMNITY AGREEMENT

DEFINED TERMS

Execution Date: December 1, 2016
Loan: A first mortgage loan in an amount of $51,000,000.00 from Lender to Borrower
Borrower & Address:	BR Roswell, LLC, a Delaware limited liability company
c/o Bluerock Real Estate, LLC
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attention: Michael Konig and Jordan Ruddy

with a copy to:

Kaplan Voekler Cunningham & Frank PLC
1401 East Cary Street
Richmond, Virginia 23219
Attention: S. Edward Flanagan, Esq.

Liable Party & Address:	Bluerock Residential Growth REIT, Inc., a Maryland corporation
c/o Bluerock Real Estate, LLC
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attention: Michael Konig

with a copy to:

Kaplan Voekler Cunningham & Frank PLC
1401 East Cary Street
Richmond, Virginia 23219
Attention: S. Edward Flanagan, Esq.

Lender & Address: “Lender” means MetLife HCMJV 1 REIT, LLC, and its successors and assigns.

MetLife HCMJV 1 REIT, LLC
c/o MetLife Real Estate Investors
One Alliance Center
3500 Lenox Road NE, Suite 1800
Atlanta, GA 30326
Attention: Officer in Charge
Re: Roswell City Walk Apartments

and:	MetLife HCMJV 1 REIT, LLC
c/o MetLife Real Estate Investors
One Alliance Center
3500 Lenox Road NE, Suite 1800
Atlanta, GA 30326
Attention: Regional Associate General Counsel
Re: Roswell City Walk Apartments

UNSECURED INDEMNITY AGREEMENT

and:	MetLife HCMJV 1 REIT, LLC
c/o MetLife Investment Advisors, LLC
One MetLife Way
Whippany, NJ 07981-1449
Attention: Associate General Counsel – MIM Unit
Investments Law
Re: Roswell City Walk Apartments

Note: A Promissory Note dated as of the Execution Date executed by Borrower in favor of Lender in the amount of the Loan
Security Instrument: A Deed to Secure Debt, Security Agreement and Fixture Filing dated as of the Execution Date, granted by Borrower to Lender securing repayment of the Note. The Security Instrument will be recorded in the records of the County in which the Property is located.
Loan Agreement: A Loan Agreement dated as of the Execution Date by and between Borrower and Lender

UNSECURED INDEMNITY AGREEMENT

THIS UNSECURED INDEMNITY AGREEMENT (this “Agreement”) is entered into as of the Execution Date by Borrower and Liable Party (who are referred to collectively in this Agreement as “Indemnitors” and individually as an “Indemnitor”), in favor of Lender, with reference to the following facts:

RECITALS

A.           Lender has loaned or will loan to Borrower the Loan. Payment of the Note is secured by the Security Instrument. The Security Instrument encumbers the real property more particularly described in Exhibit A to this Agreement and other property referred to in the Security Instrument and this Agreement as the “Property.”

B.           As a condition to making the Loan, Lender requires Indemnitors to indemnify and hold Indemnitee (as defined in Section 2 hereof) harmless from any Environmental Claim (as defined in Section 2 hereof). Indemnitors acknowledge and understand that this Agreement is a material inducement for Lender’s agreement to make the Loan.

NOW THEREFORE, in consideration of the premises and for other consideration, Indemnitors jointly and severally agree as follows:

Section 1.            Defined Terms. Capitalized terms which are not defined in this Agreement shall have the meanings set forth in the Loan Agreement.

Section 2.            Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)          “Corrective Action Plan” shall mean that certain Prospective Purchaser Corrective Action Plan, Frazier Street Apartments, 6700 Wren Court and 188 Norcross Street, Roswell, Fulton County, Georgia, dated June 7, 2013, prepared by Terracon for Lennar Multifamily Investors, LLC and its entity, GGT LMI City Walk GA, LLC.

(b)          “Environmental Claim” shall mean any claim, demand, action, suit, loss, cost, damage, fine, penalty, expense, liability, judgment, proceeding, or injury that seeks to impose costs or liabilities, including any consequential damages, directly or indirectly related to the Property, for

(i)          pollution or contamination of the air, surface water, ground water, or land;

(ii)         solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal, or transportation;

(iii)        the presence or alleged release of Hazardous Materials on or under the Property, the soil, groundwater, or soil vapor on or under the Property, or the migration or alleged spreading of Hazardous Materials from the Property, whether or not known to Indemnitors, regardless of the source of such presence or release or, except as expressly provided in this Agreement, regardless of when such release or presence occurred;

(iv)        the manufacture, processing, distribution in commerce, use, or storage of Hazardous Materials;

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(v)         injury to or death of any person or persons arising from or in connection with Hazardous Materials;

(vi)        destruction or contamination of any property connected with Hazardous Materials;

(vii)       the removal of Hazardous Materials from the Property or the taking of necessary precautions to protect against the release of Hazardous Materials from or onto the Property including the air, ground water or surface water;

(viii)      compliance with all Requirements of Environmental Laws and/or any asserted breach or violation of any Requirements of Environmental Laws;

(ix)         any restriction on the use, ownership, or transferability of the Property as a result of Hazardous Materials;

(x)          remedial, response, abatement, cleanup, investigative, and monitoring work in connection with any Hazardous Materials (collectively, the “Remedial Work”); and

(xi)         the maintenance of a private or public nuisance or the conducting of an abnormally dangerous activity on or near the Property, in each case arising from or in connection with Hazardous Materials.

(c)          “Environmental Permit” means any permit, license, approval, or other authorization with respect to any activities, operations, or businesses conducted on the Property under any applicable law, regulation, or other requirement of the United States or any state, municipality, or other subdivision or jurisdiction related to pollution, protection of health or the environment, emissions, discharges, or releases or threatened releases of Hazardous Materials into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transportation, or handling of Hazardous Materials directly or indirectly related to the Property.

(d)          “Existing Contamination” shall mean the existing contamination of the Property that is the subject of the Corrective Action Plan and the Georgia Department of Natural Resources Environmental Protection Letters dated September 24, 2007 and October 25, 2016.

(e)          The term “Hazardous Materials” shall include without limitation:

(i)          Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended by Superfund Amendments and Reauthorization Act of l986 (Publ. L. 99-499 100 Stat. 1613), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and in the regulations promulgated pursuant to said laws, all as amended;

(ii)         Those substances regulated under the Georgia Solid Waste Management Act (O.C.G.A. Section 12-8-20 et seq.), the Georgia Hazardous Waste Management Act (O.C.G.A. Section 12-8-60 et seq.), the Georgia Underground Storage Tank Act (O.C.G.A. Section 12-13-1 et seq.), the Georgia Hazardous Site Response Act (O.C.G.A. Section 12-8-90 et seq.) and in the regulations promulgated pursuant to such laws, all as amended;

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(iii)        Those chemicals known to cause cancer or reproductive toxicity, as published pursuant to the applicable State statutes, if any, including the statutes and laws referred to in subparagraph (ii) above;

(iv)        Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

(v)         Any material, waste or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyls, (D) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317); (E) a chemical substance or mixture regulated under the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq.; (F) flammable explosives; or (G) radioactive materials; and

(vi)        Such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state, or local laws or regulations.

(f)          “Indemnitee” means (individually and collectively) Lender and MetLife HCMJV 1, LP, and their respective affiliates, partners and participants, and the officers, directors, agents, employees of each of them, and the successors and assigns of each of them; provided, however, that where this Agreement provides that Indemnitee may require or cause Remedial Work to occur, or approve or disapprove matters pertaining to the same, or acquire the Property, “Indemnitee” shall refer to Lender.

(g)          “Requirements of Environmental Laws” means all requirements of environmental, ecological, health, or industrial hygiene laws or regulations or rules of common law related to the Property, including, without limitation, all requirements imposed by any Environmental Permit, law, rule, order, or regulation of any federal, state, or local executive, legislative, judicial, regulatory, or administrative agency, which relate to (i) exposure to Hazardous Materials; (ii) pollution or protection of the air, surface water, ground water, or land; (iii) solid, gaseous, or liquid waste generation, treatment, storage, disposal, or transportation; or (iv) regulation of the manufacture, processing, distribution and commerce, use, or storage of Hazardous Materials.

Section 3.            Indemnitor’s Representations and Warranties to Indemnitee. Except as otherwise described in the Environmental Reports,

(a)          neither any portion of the Property nor Borrower is in violation of or subject to any existing, pending, or threatened investigation by any governmental authority under any Requirements of Environmental Laws.

(b)          Borrower has not and is not required by any Requirements of Environmental Laws to obtain any permits or licenses to construct or use any portion of the Improvements, fixtures, or equipment on the Property.

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(c)          Borrower’s use of the Property has not resulted and will not result in the disposal or release of any Hazardous Materials on or to any portion of the Property.

Indemnitors covenant that these representations and warranties shall be continuing and shall be true and correct from the Execution Date to the date of reconveyance of the Security Instrument, or the extinguishment of the lien by foreclosure or action in lieu of foreclosure.

Section 4.            Indemnification.

(a)          Indemnitors shall protect, defend, indemnify, and hold harmless Indemnitee from and against all Environmental Claims.

(b)          In the event that any Remedial Work is reasonably necessary or desirable under the Requirements of Environmental Laws because of, or in connection with, an Environmental Claim, Indemnitors shall within thirty (30) days after written demand by Indemnitee (or such shorter period of time as may be required under Requirements of Environmental Laws), commence, or cause to be commenced, and diligently prosecute to completion, all such Remedial Work; provided, however, that Indemnitors shall not be obligated to undertake any Remedial Work with respect to the Existing Contamination except as required pursuant to Section 21 hereof or as otherwise required in order to be in compliance with all Requirements of Environmental Laws. All such Remedial Work shall be performed by one or more contractors, approved in advance in writing by Indemnitee, and under the supervision of a consulting engineer approved in advance in writing by Indemnitee. All costs and expenses incurred by Indemnitees in connection with the Remedial Work shall be an Environmental Claim and shall be paid by Indemnitors. In the event Indemnitors do not timely commence, or cause to be commenced, or fail to diligently prosecute to completion, the Remedial Work, Indemnitee may, but shall not be required to, cause such Remedial Work to be performed and all costs and expenses incurred in connection with the Remedial Work shall be an Environmental Claim under this Agreement.

(c)          Indemnitors shall not be liable under this Agreement to the extent of that portion of the costs and liabilities of any Environmental Claim attributable to an affirmative act of Lender which causes (i) the introduction and initial release of a Hazardous Material at the Property, or (ii) material aggravation of a then existing Hazardous Material condition at the Property. In addition, if Indemnitee acquires ownership of the Property through a foreclosure, trustee’s sale or deed in lieu of foreclosure, Indemnitors shall not be liable under this Agreement for that portion of costs and liabilities of an Environmental Claim which is attributable to the introduction and initial release of a Hazardous Material at the Property by any party, other than an Indemnitor at any time after Indemnitee has acquired title to the Property. In all other circumstances, the liability of Indemnitors under this Agreement shall remain in full force and effect after Indemnitee acquires title to the Property, including without limitation with respect to any Hazardous Materials which are discovered at the Property after the date Indemnitee acquires title but which were actually introduced to the Property prior to the date of such acquisition, and with respect to any continuing migration or release of any Hazardous Materials which commenced prior to the date that Indemnitee acquires title. IT IS THE EXPRESS INTENT OF THE PARTIES HERETO THAT THE INDEMNITY PROVIDED FOR IN THIS SECTION IS AN INDEMNITY BY INDEMNITORS TO INDEMNIFY AND PROTECT THE INDEMNITEE FROM THE CONSEQUENCES OF THEIR OWN NEGLIGENT ACTS OR OMISSIONS BUT EXCLUDING, HOWEVER, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF INDEMNITEE.

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Section 5.            Notice of Actions.

(a)          Borrower shall give immediate written notice to Lender of (i) any proceeding, inquiry or notice by or from any governmental authority regarding Hazardous Materials, an Environmental Claim or a Requirement of Environmental Laws; (ii) all Environmental Claims; (iii) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to be in violation of a Requirement of Environmental Laws or subject to an Environmental Claim; (iv) Borrower’s receipt of any notice or discovery of any information regarding the presence or existence of any Hazardous Material on, under, or about the Property, or any alleged breach or violation of any Requirements of Environmental Laws pertaining to Borrower or the Property.

(b)          Borrower shall deliver to Lender copies of all Environmental Claims, and all orders, notices, permits, applications, reports, and other documents pertaining to the subject matter of the Environmental Claim.

Section 6.            Procedures Relating to Indemnification.

(a)          Indemnitors shall at their own cost, expense, and risk (i) defend through counsel selected by Indemnitors in accordance with the terms hereof all Environmental Claims that may be brought or instituted against any Indemnitee; (ii) pay any judgment or decree that may be recorded against any Indemnitee in connection with any Environmental Claim; and (iii) reimburse Indemnitee for the cost of, or for any payment made by any of them, with respect to any reasonable expenses incurred in connection with the Hazardous Materials undertaken as a result of any Environmental Claims against any Indemnitee arising out of the obligations of Indemnitors under this Agreement.

(b)          Counsel selected by Indemnitors pursuant to Section 6(a) hereof shall be subject to the approval of the Indemnitee asserting a claim under this Agreement; provided, however, that any Indemnitee may elect to defend any Environmental Claim at the cost and expense of Indemnitors, if, in the judgment of the Indemnitee (i) the defense is not proceeding or being conducted in a satisfactory manner, or (ii) there is a conflict of interest between any of the parties to the Environmental Claim.

(c)          Notwithstanding anything in this Agreement to the contrary, Indemnitors shall not, without the prior written consent of the applicable Indemnitee (which consent shall not be unreasonably withheld or delayed), (i) settle or compromise any Environmental Claim or consent to the entry of any judgment that does not include the delivery by the claimant or plaintiff to the Indemnitee of a written release of Indemnitee (in form, scope and substance satisfactory to the Indemnitee in its sole discretion) from all liability in respect of the Environmental Claim, or (ii) settle or compromise any Environmental Claim in any manner that may materially and adversely affect Indemnitee as determined by Indemnitee in the good faith exercise of its discretion.

(d)          Indemnitee shall have the right to join and participate in, as a party if it so elects, any legal proceedings or actions in connection with the Property involving any Environmental Claim, any Hazardous Material or any Requirements of Environmental Laws. In any circumstance in which this indemnity applies, Indemnitee may employ its own legal counsel and consultants to prosecute, negotiate, or defend any claim, action, or cause of action, and Indemnitee shall have the right to compromise or settle the same in the exercise of its good faith and reasonable discretion. Notwithstanding the foregoing, Indemnitee will use reasonable efforts to provide Indemnitors with an opportunity to consult with Indemnitee prior to compromising or settling any claim, action, or cause of action, but Indemnitee shall not be bound by any such consultation with Indemnitors and Indemnitee shall have the right to compromise or settle any claim, action, or cause of action in its good faith and reasonable discretion as aforesaid notwithstanding any input of Indemnitors. Indemnitors shall reimburse Indemnitee upon demand for all costs and expenses incurred by Indemnitee, including the amount of all costs of settlements entered into in good faith, and the reasonable fees and other costs and expenses of its attorneys and consultants, including without limitation those incurred in connection with monitoring and participating in any action or proceeding.

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Section 7.            Independent Nature of Agreement. This Agreement is an independent obligation of Indemnitors and is not intended to nor shall it secure payment of the Note or amounts due to Lender under the Security Instrument. The obligations of Indemnitors under this Agreement are not secured by the Security Instrument or any of the Loan Documents.

Section 8.            Survival of Agreement. Subject to the terms of Section 4(c) hereof, this Agreement, and all rights and obligations under this Agreement, shall survive (i) performance and repayment of the Loan, (ii) reconveyance of the Security Instrument, and release of other security provided in connection with the Loan, (iii) bankruptcy sale, or trustee’s sale or foreclosure under the Security Instrument and/or any of the other Loan Documents (whether by deed or other assignment in lieu of foreclosure), and (iv) transfer of all of Lender’s rights in the Loan, the Loan Documents, and the Property.

Section 9.            Rights of Contribution. Nothing contained in this Agreement shall prevent or in any way diminish or interfere with any rights and remedies, including without limitation, the right to contribution, which Indemnitee may have against Borrower or any other party under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified at Title 42 U.S.C. Sections 9601 et seq.), as it may be amended from time to time, or any other applicable Federal or state laws.

Section 10.          Binding Effect. This Agreement shall be binding upon and benefit Indemnitors and Indemnitee and their respective heirs, personal representatives, successors and assigns. Any holder of the Note and any affiliate of Lender which acquires all or part of the Property by any sale, assignment or foreclosure under the Security Instrument or by deed or other assignment in lieu of foreclosure shall be a successor of this Agreement. In no event shall any Indemnitee be bound by any obligations or liabilities of any Indemnitor even if any such Indemnitee acquires ownership of all or any part of the Property.

Section 11.          Liability of Indemnitors. The obligations of each Indemnitor under this Agreement shall be the joint and several obligations of each of them. The liability of Indemnitors under this Agreement shall not be limited or impaired by (i) any amendment or modification of the provisions of the Loan Documents to or with Lender by Borrower or any person who succeeds Borrower as owner of the Property; (ii) any extensions of time for performance required by any of the Loan Documents; (iii) any sale, assignment, or foreclosure of the Note or Security Instrument or any sale or transfer of all or part of the Property; (iv) any exculpatory provision in any of the Loan Documents limiting Lender’s recourse to property encumbered by the Security Instrument or to any other security, or limiting Lender’s rights to a deficiency judgment against Borrower (including, without limitation, Section 12.20 of the Loan Agreement); (v) the release of Borrower or any other person or entity from performance or observance of any of the Loan Documents by operation of law, Indemnitee’s voluntary act, or otherwise; or (vi) the release or substitution in whole or in part of any security for the Note.

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Section 12.         Waiver. Indemnitors waive any right or claim of right to cause a marshalling of the assets of Indemnitors or to cause Indemnitee to proceed against any of the security for the Loan before proceeding under this Agreement against Indemnitors or to proceed against Indemnitors in any particular order. Indemnitors agree that any payments required to be made under this Agreement shall become due on demand. Indemnitors expressly waive and relinquish all rights and remedies accorded by applicable law to indemnitors or guarantors. The indemnity provided for under this Agreement shall not be contingent upon the existence of any rights of subrogation nor subject to any claims or defenses that may be asserted in connection with the enforcement or attempted enforcement of any subrogation rights, including, without limitation, any claim that the subrogation rights were abrogated by any acts of Indemnitee. Indemnitors agree to postpone the exercise of any rights of subrogation to the rights of Indemnitee against Indemnitors under this Agreement until the Loan shall have been paid in full.

Section 13.         Delay. No delay on the part of any Indemnitee in exercising any right, power, or privilege under this Agreement or any of the Loan Documents shall operate as a waiver of any such privilege, power, or right.

Section 14.         Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

Section 15.         Notices. All notices, demands and requests given or required to be given by, pursuant to, or relating to, this Agreement shall be in writing. All notices shall be deemed to have been properly given if mailed by United States registered or certified mail, with return receipt requested, postage prepaid, or by United States Express Mail or other comparable overnight courier service to the parties at its address set forth in the Defined Terms, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 15. Any notice shall be deemed to have been received upon receipt or refusal to accept delivery, in each case as shown on the return receipt or the receipt of such overnight commercial courier service.

Section 16.         Attorneys’ Fees. In the event that any Indemnitor or any Indemnitee brings any suit or other proceeding with respect to the subject matter or enforcement of this Agreement, including without limitation, in appellate proceedings or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation. Notwithstanding any provision to the contrary contained herein, Indemnitee’s right to receive reimbursement of legal fees, attorney fees, reasonable attorneys’ fees, or similar language shall be deemed to mean Indemnitee’s reasonable attorneys’ fees actually incurred and such provision shall not be subject to the statutory presumption contained in O.C.G.A. Section 13-1-11

Section 17.         Successive Actions. Separate and successive actions may be brought under this Agreement to enforce any provision at any time and from time to time. No action under this Agreement shall preclude any subsequent action, and Indemnitors waive and covenant not to assert any defense in the nature of splitting of causes of action or merger of judgments.

Section 18.         Partial Invalidity. If any provision of this Agreement shall be determined to be unenforceable in any circumstances by a court of competent jurisdiction, then the balance of this Agreement shall be enforceable, and the subject provision shall be enforceable to the extent permitted.

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Section 19.         Interest on Unpaid Amounts. All amounts required to be paid or reimbursed to any Indemnitee under this Agreement shall bear interest from the date of expenditure by the Indemnitee until paid. The interest rate shall be the lesser of (a) eighteen percent (18%) per annum and (b) the maximum rate then permitted for the parties to contract for under applicable law.

Section 20.         Governing Law. This Agreement and the rights and obligations of the parties under this Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State in which the Property is located.

Section 21.         Corrective Action Plan. Borrower hereby covenants and agrees with Lender that Borrower shall maintain in a good working order all components installed in accordance with the Corrective Action Plan.

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10	UNSECURED INDEMNITY AGREEMENT

IN WITNESS WHEREOF, THIS UNSECURED INDEMNITY AGREEMENT has been duly executed by the Indemnitors as of the Execution Date.

BORROWER:

BR ROSWELL, LLC,
a Delaware limited liability company

By:	/s/ Jordan Ruddy
Name: Jordan Ruddy
Title: Authorized Signatory

LIABLE PARTY:

BLUEROCK RESIDENTIAL GROWTH REIT, INC., a Maryland corporation

By:	/s/ Michael Konig
Name:	Michael Konig
Title:	Authorized Signatory

Signature Page

UNSECURED INDEMNITY AGREEMENT

EXHIBIT A

DESCRIPTION OF LAND

All that tract or parcel of land lying and being in Land Lot 426 of the 1st District, 2nd Section, City of Roswell, Fulton County Georgia and being more particularly described as follows:

To Reach the TRUE POINT OF BEGINNING commence at a nail found on the northerly mitered intersection of the northerly Right of Way of Norcross Street (Variable R/W) and the easterly Right of Way of Frazier Street (Variable R/W); thence running along the easterly Right of Way of Frazier Street (Variable R/W) North 01° 09' 00" East a distance of 97.50 feet to a 1/2” rebar found; thence South 87º 25' 18” East a distance of 1.98 feet to the TRUE POINT OF BEGINNING, from point thus established and running along said Right of Way North 00° 49' 41" East a distance of 618.33 feet to an iron pin set; thence leaving said Right of Way South 88° 59' 39" East a distance of 572.40 feet to an iron pin set; thence South 01° 09' 56" East a distance of 306.45 feet to a 1/2” rebar found; thence North 82° 18' 10" East a distance of 85.64 feet to a 1/2" rebar and cap found; thence North 86° 44' 06" East a distance of 78.09 feet to 1” open top pipe found; thence South 06° 05' 06" West a distance of 399.71 feet to an iron pin set on the northerly Right of Way of Norcross Street (Variable R/W); thence running along said Right of Way the following courses: South 89° 19' 52" West a distance of 42.30 feet to a point; thence running along a curve to the left an arc length of 36.20 feet, (said curve having a radius of 319.00 feet, with a chord bearing of South 86° 04' 49" West, and a chord length of 36.18 feet) to a point; thence along a curve to the right an arc length of 61.20 feet, (said curve having a radius of 1111.26 feet, with a chord bearing of South 84° 24' 25" West, and a chord length of 61.19 feet) to a point; thence along a curve to the right an arc length of 120.72 feet, (said curve having a radius of 1388.01 feet, with a chord bearing of South 87° 43' 38" West, and a chord length of 120.68 feet) to a point; thence North 88° 28' 06" West a distance of 74.44 feet to a point; thence running along a curve to the left an arc length of 29.61 feet, (said curve having a radius of 16313.25 feet, with a chord bearing of North 88° 37' 21" West, and a chord length of 29.61 feet) to a point; thence North 89° 02' 19" West a distance of 91.10 feet to a point; thence running along a curve to the left an arc length of 29.01 feet, (said curve having a radius of 219.00 feet, with a chord bearing of South 87° 10' 01" West, and a chord length of 28.99 feet) to a point; thence South 82° 44' 08" West a distance of 35.47 feet to a point; thence leaving said Right of Way North 00° 23' 37" East a distance of 101.05 feet to a 1/2” rebar found; thence North 86° 37' 42" West a distance of 98.14 feet to a 1/2" rebar found; thence South 00° 26' 40" West a distance of 15.82 feet to a 1/2" rebar found; thence North 87° 25' 18" West a distance of 91.52 feet to the TRUE POINT OF BEGINNING. Said tract contains 10.280 Acres (447,775 Square Feet).

TOGETHER WITH all easements appurtenant to the above described parcel as set forth in that certain Drainage Easement Agreement dated November 14, 2013 among Roswell Commons Group, L.P., Habitat for Humanity of North Fulton, Inc., Norcross Village Homeowners Association, Inc., Roswell Landings Condominium Association, Inc. and Liberty Lofts and Townhomes Association, Inc., filed November 18, 2013, recorded in Deed Book 53351, page 14, Fulton County, Georgia records.

Exhibit A – Page 1	UNSECURED INDEMNITY AGREEMENT